CONTACT:	Michelle Zeisloft	FOR IMMEDIATE RELEASE
	Cooper Tire	December 13, 2011
(419) 423-1321
mrzeisloft@coopertire.com

Cynthia Niekamp Named to Cooper Tire's Board of Directors

FINDLAY, OHIO, DECEMBER 13, 2011 – COOPER TIRE & RUBBER COMPANY (NYSE: CTB) announced today that Cynthia A. Niekamp has been named a member of the Board of Directors of the Company, effective immediately.

Niekamp is senior vice president of the automotive OEM coatings business of PPG Industries, Inc. (NYSE: PPG), a leading global coatings and specialty products company, a position she has held since 2010. She joined PPG in 2009 as vice president of the automotive OEM coatings business.

Niekamp served as vice president, president and general manager of BorgWarner TorqTransfer Systems from 2004 to 2008. Prior to joining BorgWarner, she served as senior vice president and chief financial officer of MeadWestvaco Corporation. During her nine years with Mead and Westvaco, Niekamp held a variety of positions of increasing responsibility in the company's specialty business units, including the Specialty Paper Division and the Specialty Chemicals Division.

From 1990 to 1995, she served as managing director, director of operations, and vice president and director of planning and business development for TRW, Inc.'s Transportation Systems business unit, Technar subsidiary, and Engine and Aftermarket Group, respectively. From 1978 to 1990, she held various management and engineering roles with General Motors.

Niekamp earned a B.S. degree in industrial engineering from Purdue University, West Lafayette, Ind., and an MBA from Harvard University, Cambridge, Mass.

Cooper's Chairman, President and CEO Roy Armes said, "Cindy brings tremendous experience and knowledge to our company. Her understanding of the manufacturing industry, from plant floor experience to long-range strategic planning in global businesses makes her a valuable addition to Cooper's board of directors.  We look forward to her contributions as a key member of our team."

About Cooper Tire & Rubber Company
Cooper Tire & Rubber Company (Cooper) is the parent company of a global family of companies that specialize in the design, manufacture, marketing, and sales of passenger car and light truck tires. Cooper has joint ventures, affiliates and subsidiaries that also specialize in medium truck, motorcycle and racing tires. Cooper's headquarters is in Findlay, Ohio, with manufacturing, sales, distribution, technical and design facilities within its family of companies, located in 10 countries around the world. For more information on Cooper, visit www.coopertire.com, www.facebook.com/coopertire, www.twitter.com/coopertire.

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